Exhibit 99.1
BOARDWALK BANCORP, INC. ANNOUNCES CLOSING DATE OF MERGER WITH CAPE BANCORP
LINWOOD, NEW JERSEY—January 30, 2008—Boardwalk Bancorp, Inc. (NasdaqGM: BORD, “Boardwalk”) announced today that the syndicated portion of the community offering of Cape Bancorp, Inc. has been completed and that Boardwalk’s merger with Cape Bancorp is expected to close on January 31, 2008.
Based on the total elections made by Boardwalk shareholders, upon completion of the merger, shareholders who properly elected to receive Cape Bancorp common stock in the merger will receive 2.3 shares of Cape Bancorp common stock for each share of Boardwalk common stock and Boardwalk shareholders who properly elected to receive cash in the merger will receive $23.00 in cash for each share of Boardwalk common stock. Boardwalk shareholders holding approximately 350,000 shares that did not make proper elections or did not participate in the election will receive a combination of Cape Bancorp common stock and cash in accordance with the proration provisions in the merger agreement requiring that 50% of the total merger consideration consist of Cape Bancorp common stock and 50% consist of cash. Cash will be paid in lieu of fractional shares at a rate of $10.00 per share.
Boardwalk expects that, upon completion of the merger, the merger consideration will be mailed to shareholders on or about February 7, 2008.
Upon completion of the merger and the conversion, the shares of Cape Bancorp’s common stock are expected to commence trading on the Nasdaq Global Select Market on February 1, 2008 under the trading symbol “CBNJ.”
Janney Montgomery Scott LLC served as financial advisor and Stevens & Lee P.C. served as legal counsel to Boardwalk Bancorp and Boardwalk Bank regarding the merger.
About Boardwalk Bancorp
Boardwalk Bancorp is the parent company of Boardwalk Bank, a New Jersey state chartered commercial bank, headquartered in Linwood, New Jersey. Boardwalk Bank was organized in 1999 and subsequently formed Boardwalk Bancorp in 2006. Boardwalk Bancorp provides banking services to small and mid-sized businesses and professionals through its seven offices located in Cape May and Atlantic counties, New Jersey. At December 31, 2007, Boardwalk Bancorp had total assets of $450.4 million, total loans of $314.6 million and shareholders’ equity of $47.9 million. Additional information about Boardwalk Bancorp is available on its website, www.boardwalkbank.com.
Forward Looking Statements
This news release contains certain forward looking statements. Forward looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward looking statements, by their nature, are subject to risks and uncertainties. A number of factors, including those identified in Boardwalk’s Form 10-K for the year ended December 21, 2006, the proxy statement-prospectus, dated November 13, 2007, distributed in connection with the special meeting of shareholders held on January 4, 2008, and Boardwalk’s other public filings, could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward looking statements speak only as of the date they are made. Boardwalk Bancorp, Inc. and Boardwalk Bank do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.
CONTACT: Michael D. Devlin
Chairman of the Board, President and Chief Executive Officer
609-601-0600
Boardwalk Bancorp, Inc.
201 Shore Road
Linwood, New Jersey 08221